Exhibit 10.2
MONDELĒZ INTERNATIONAL, INC.
SEVERANCE PLAN
FOR KEY EXECUTIVES
(Effective as of May 20, 2025)
SECTION 1.OVERVIEW
1.1Mondelēz International, Inc., a corporation organized under the laws of the Commonwealth of Virginia, or any successor thereto (the “Company”) hereby establishes this Mondelēz International, Inc. Severance Plan for Key Executives (this “Plan”), effective as of May 20, 2025 (the “Effective Date”). The Plan supersedes all prior severance benefit plans or practices of the Employers applicable to Key Executives, other than the applicable change in control severance plans maintained by the Company from time to time. The Plan is maintained for the purpose of providing benefits for a select group of management or highly compensated employees.
SECTION 2.PURPOSE
2.1This Plan offers severance benefits to Participants under the Plan’s terms and conditions, when the Participant’s employment with the Employer ends under certain specified circumstances through no fault of the Participants.
SECTION 3.DEFINITIONS
3.1Affiliate means, with respect to any Employer, all persons with whom the Employer would be considered to be a single employer under Code section 414(b) and all persons with whom the Employer would be considered to be a single employer under Code section 414(c) if the ownership test under Code section 414 were “more than 50%” rather than “at least 80%.”
3.2Annual Base Salary means the Participant’s annual base salary as in effect immediately prior to the Participant’s termination of employment.
3.3Annual Incentive Award Target means the annual incentive award that the Participant would receive for a calendar year under the Company’s Management Incentive Plan or any comparable annual incentive plan (the “Annual Incentive Award”) if the target goals were achieved and if the Participant remained employed by the Employer for the entire calendar year.
3.4Board means the Board of Directors of the Company.
3.5Cause means one or more of the following which results in the Participant’s termination of employment with the Employer:
(a)Continued failure to substantially perform the Participant’s job’s duties (other than resulting from incapacity due to Disability);
(b)Gross negligence, dishonesty, or violation of any reasonable rule or regulation of the Mondelēz Group where the violation results in significant damage to the Mondelēz Group; or
(c)Engaging in other conduct that adversely reflects on the Mondelēz Group in any material respect.

3.6Change in Control has the meaning set forth in the Mondelēz International, Inc. Change in Control Plan for Key Executives.
3.7Code means the Internal Revenue Code of 1986, as amended.
3.8Committee means the People and Compensation Committee of the Board, any successor thereto or such other committee or subcommittee as may be designated by the Board to administer the Plan.
3.9Disability means a Participant is absent from the Participant’s duties with the Employer on a full-time basis for 180 consecutive days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Participant or the Participant’s legal representative. In such event, the Participant’s employment with the Employer shall terminate effective on the 30th day after receipt of such notice by the Participant, provided that, within the 30 days after such receipt, the Participant shall not have returned to full-time performance of the Participant’s duties.
3.10Employer means the Company or any entity in the Mondelēz Group which employs the Participant.
3.11Good Reason means (i) the assignment to the Participant of any duties substantially inconsistent with the Participant’s position, authority, duties or responsibilities or any other action by the Mondelēz Group that results in a material diminution in the Participant’s position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Mondelēz Group promptly after receipt of notice thereof given by the Participant; (ii) any material reduction in the Participant’s base salary, Annual Incentive Award or long-term incentive opportunity; or (iii) the Mondelēz Group’s requiring the Participant to be based at any office or location other than any other location that does not extend the Participant’s home to work commute by more than 50 miles.
3.12Key Executive means an employee who, is employed on a regular basis by the Employer and (i) is an officer of the Company under Section 16 of the Securities Exchange Act of 1934, or (ii) is otherwise designated by the Committee as eligible to participate in this Plan.
3.13Mondelēz Group means the Company and each of its subsidiaries and Affiliates.
3.14Non-U.S. Executive means a Key Executive whose designated home country, for purposes of the Employer’s personnel and benefits programs and policies, is other than the United States.
3.15Participant means a Key Executive who satisfies each of the eligibility requirements contained in Section 4. Once an individual has received all of the Plan benefits to which the individual is entitled as a Participant, the individual ceases to be considered a Participant.
3.16Release means a release agreement in a form required by the Company. As a condition of receiving Plan benefits, an eligible Participant must sign and return the applicable Release to the Employer as specified in instructions provided with the Release in accordance with the administrative procedures and within the time period specified by the Company, and must not revoke such Release in writing within the time period specified in instructions provided with the Release.

SECTION 4.ELIGIBILITY
4.1In General. Except as set forth in the definition of Participant above, each employee who is a Key Executive on the Effective Date shall be a Participant in the Plan effective as of the Effective Date and each other employee shall become a Participant in the Plan effective as of the date of the employee’s promotion or hire as a Key Executive or designation by the Committee as a Participant.
4.2Duration of Participation. A Participant shall cease to be a Participant in the Plan if (i) the Participant terminates employment with the Employer under circumstances not entitling him or her to separation benefits or (ii) the Participant otherwise ceases to be a Key Executive by role or by action of the Committee. A Participant who is entitled, as a result of ceasing to be a Key Executive of the Employer, to receive benefits under the Plan shall remain a Participant in the Plan until the amounts and benefits payable under the Plan have been paid or provided to the Participant in full.
4.3Qualifying Events. Subject to the terms and conditions of the Plan, a Participant who satisfies the requirements of Section 4.1 is eligible for the separation benefits provided under this Plan if the Committee determines in its sole discretion that:
(a)the Participant’s employment with the Employer is involuntarily terminated without Cause; or
(b)the Participant’s employment with the Employer is terminated by the Participant for Good Reason.
In order for a Participant to terminate employment for Good Reason, the Participant must notify the Company of any event purporting to constitute Good Reason within 45 days following the Participant’s knowledge of its existence. If the Company fails to take full corrective action within 30 days of the Participant’s notice, the Participant’s termination of employment within 30 days thereafter will constitute Good Reason for purposes of this Plan.
4.4Conditions to Receiving Benefits. In order to receive separation benefits provided under this Plan, a Participant must timely sign and return (and not revoke) a valid Release in the form and in accordance with instructions provided by the Company or the Employer, which will, among other things, include a release of all claims arising out of the Participant’s employment relationship with the Mondelēz Group and the termination of that relationship and may include, in the Company’s discretion, restrictive covenants, including those related to non-competition, non-solicitation, and non-disparagement.
4.5Terminations Making a Participant Ineligible for Separation Benefits. No Participant is eligible for separation benefits provided under this Plan if the Committee, in its sole discretion, determines that:
(a)the Participant terminated his or her employment with the Employer other than for Good Reason;
(b)the Employer terminated the Participant for Cause (as determined by the Committee in its sole discretion);
(c)the Participant’s employment with Employer is terminated due to death or Disability; or

(d)the Participant has received, or is eligible to receive, from the Employer or any Affiliate any payment or benefit pursuant to the terms of any plan, program, policy, arrangement or agreement intended to provide benefits to the Participant in lieu of any severance pay to which the Participant might otherwise be entitled under this Plan regardless of whether the payment is of equal or greater value than the Plan benefits, including, without limitation, under the Mondelēz International, Inc. Change in Control Plan for Key Executives.
SECTION 5.PLAN BENEFITS
5.1Severance Pay. Subject to the terms and conditions of the Plan, each Participant will receive a lump sum cash severance payment equal to the Participant’s Annual Base Salary, payable in accordance with Section 5.8.
5.2    Payment of Annual Incentive Award. Subject to the terms and conditions of the Plan, if a Participant’s termination occurs after March 31st but before December 31st of the termination year, such Participant will be eligible for a pro-rata lump sum cash payment, payable in accordance with Section 5.8, equal to the product of (i) the Participant’s Annual Incentive Award Target and (ii) a fraction, the numerator of which is the number of calendar days in the fiscal year of termination up to and including the Participant’s termination date and the denominator of which is the total number of calendar days in such year. A Participant will not be eligible for any pro-rata Annual Incentive Award for the year of termination if the termination occurs between January 1 and March 31 of the termination year.

In addition, if the termination occurs on or after December 31st but prior to payment of the Annual Incentive Award, Participants shall also be eligible to receive any Annual Incentive Awards for the completed fiscal year immediately preceding the Participant’s termination (or the fiscal year of the Participant’s termination if the termination occurs on December 31st) based on actual performance, and payable at the same time as such Annual Incentive Award is paid to other executives of the Company in the ordinary course (but no later than March 15th of the calendar year following the Annual Incentive Award fiscal year).

5.3Health Benefit Stipend. The Employer shall pay to the Participant an additional lump sum cash payment, payable in accordance with Section 5.8, based on the group health insurance plan in which the Participant participated in immediately prior to the Participant’s termination, equal to 12 times the monthly employer portion of the premiums at the applicable rate in effect as of immediately prior to the Participant’s termination date.
5.4Allowance Continuation and Outplacement. The Employer shall pay a lump sum cash payment, payable in accordance with Section 5.8, equal to one year of financial planning allowance and car allowance as provided to the Participant immediately prior to the termination. The Employer shall also, at its sole expense, provide the Participant with outplacement services through the provider of the Employer’s choice, the scope of which shall be chosen by the Participant within the terms and conditions of the Employer’s outplacement services policy, for a period following the Participant’s termination date of 12 months.
5.5401(k) and Sign-On Bonus. Solely with respect to Participants who participate in the Mondelēz Global LLC Thrift Plan (the “401(k) Plan”) as of immediately prior to the Participant’s termination, the Employer shall pay to the Participant a lump sum cash payment, payable in accordance with Section 5.8, equal to the amount of any employer contributions, plus any accumulated earnings or losses thereon, that the Participant forfeits under the 401(k) Plan due to the Participant’s termination of employment (if any). The amount of the lump sum will be calculated based on the balances in the Participant’s 401(k) Plan account, valued as of the close of business on their last day of employment. The foregoing shall not be construed as (i) an amendment to the 401(k) Plan or the forfeiture provisions thereunder, (ii) a requirement for the Employer to make additional contributions to the 401(k) Plan, or (iii) a requirement for the distribution of any amounts from the 401(k) Plan. In addition, any repayment obligations of the Participant to the Employer with respect to any sign-on, relocation, or similar bonus previously paid to the Participant shall be deemed waived by the Employer.
5.6Equity Awards. Each outstanding unvested equity award of the Company held by the Participant that was granted at least 181 days prior to the Participant’s termination date that is subject to time-based vesting conditions only shall accelerate on a pro-rated basis based on a fraction, the numerator of which is the number of months (excluding the month of the grant date and including partial months thereafter, rounded up to the next whole month) in applicable vesting period completed through the Participant’s termination date (less all months attributable to previously vested portions of such equity awards) and the denominator of which is the total number of months in such applicable vesting period. In addition, a pro-rated portion of each outstanding unvested equity award of the Company held by the Participant that was granted at least 181 days prior to the Participant’s termination date that is subject to performance-based vesting conditions, based on a fraction, the numerator of which is the number of months that have elapsed in applicable performance period through the Participant’s termination date and the denominator of which is the total number of months in such applicable performance period, shall remain outstanding and eligible to vest subject to the actual performance of the applicable performance-vesting conditions, and shall be payable on the regular payment dates as specified in the applicable award agreement. Further, any outstanding stock options held by the Participant which are exercisable pursuant to their terms (and after application of the foregoing) will remain exercisable until the earlier of (i) the expiration of the original term of the stock option, and (ii) 12 months following the Participant’s termination date. To the extent the Participant qualifies for retirement treatment under the terms of the applicable award agreement for the equity award and such retirement treatment is more favorable than the terms provided herein, the retirement treatment in the applicable award agreement shall apply to the award. For the avoidance of doubt, any settlement of equity awards will be subject to applicable tax withholdings, which may be satisfied in the Employer’s sole discretion through the withholding of shares issuable upon settlement.
5.7Non-U.S. Executives and Offsets. With respect to any Participant who is a Non-U.S. Executive, such Participant (i) shall receive the greater of (x) the separation benefits prescribed under Sections 5.1, 5.2, and 5.6, or (y) the comparable separation benefits prescribed under the laws of his or her designated home country or the legally enforceable programs or policies of the Employer in such designated home country (the “Local Benefits”), determined on an aggregate basis by the Company; provided, however, that there shall be no duplication of benefits, and (ii) shall not receive the separation benefits prescribed under Sections 5.3, 5.4, and 5.5 and shall instead receive any comparable Local Benefits (if any), as determined by the Company. Further, the Employer reserves the right to offset the Plan benefits described in Sections 5.1 through 5.6 above by (i) any amounts the Participant owes the Employer or an Affiliate to the extent allowable under applicable federal, state, or local law, and (ii) any severance or termination benefits payable under any other programs, policies, or agreements with the Employer or an Affiliate or under any federal, state, or local law, including without limitation, the Worker Adjustment and Retraining Notification Act and any Local Benefits.
5.8Form and Timing of Benefit Payments. Except to the extent required under Section 9(d), the severance pay under Section 5.1 through Section 5.5 above will be paid to the Participant in a lump sum, less applicable withholdings and deductions, within sixty (60) days following the effective date of the Release (including the expiration of any revocation period set forth therein).

5.9Death of Participant. If a Participant dies before receiving all payments due under this Plan, any remaining payments will be paid in a lump sum to the Participant’s designated (or if none, default) beneficiary or beneficiaries pursuant to the Mondelēz Global LLC company-paid group life insurance program.
SECTION 6.ADMINISTRATION
6.1Committee Authority. The Plan shall be administered by the Committee in its sole and absolute discretion, and all determinations by the Committee shall be final, binding and conclusive on all parties and be given the maximum possible deference allowed by law. The Committee shall have the following discretionary authority, powers, rights and duties in addition to those vested in it elsewhere in the Plan:
(a)to adopt such rules of procedure and regulations as, in its opinion, may be necessary for the proper and efficient administration of the Plan and as are consistent with the provisions of the Plan;
(b)to enforce the Plan in accordance with its terms and with such applicable rules and regulations as may be adopted by the Committee; and
(c)to determine conclusively all questions arising under the Plan, including the power to determine the eligibility of Participants and the rights of Participants and other persons entitled to benefits under the Plan and their respective benefits, to make factual findings and to remedy ambiguities, inconsistencies or omissions of whatever kind.
6.2Committee’s Decision Final. Any interpretation of the Plan and any decision on any matter within the discretion of the Committee made by the Committee is binding on all persons. A misstatement or other mistake of fact will be corrected when it becomes known, and the Committee will make such adjustment as it considers equitable and practicable. In the event of an overpayment of benefits, the Committee will take such action, if any, as it deems necessary or appropriate under the circumstances to recoup or otherwise recover such overpayment, including without limitation, by notice and request for reimbursement from the Participant or other person to whom or on whose behalf such overpayment was made, or by deducting the amount of any such overpayment from future benefits owed with respect to such Participant (or the Participant’s beneficiary) from the Plan.
6.3Drafting Errors. If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Committee in its sole and exclusive judgment, such provision will be considered ambiguous and will be interpreted by the Committee. The Committee may amend the Plan retroactively to reflect the intended meaning of such provision. This subsection may not be invoked by any person to require the Plan to be interpreted in a manner that is inconsistent with its interpretation by the Committee.
6.4Plan Expenses. The expenses of administering this Plan, including the payment of benefits, will be paid by the Employers out of general assets.
6.5Prohibition Against Assignment or Alienation of Benefits. Except as required by applicable law, no benefits provided under this Plan are subject to assignment or alienation by the Participant or subject to attachment by creditors.
6.6Amendment or Termination of the Plan. The Company reserves the right to change or end the Plan at any time for any reason.

6.7No Employment Rights. Nothing in this Plan is intended to give any employee of the Mondelēz Group any right to continued employment or any right to any pension or other benefit or allowance after termination of employment with the Mondelēz Group. No employee will, because of this Plan, become entitled to any offer of relocation, lateral transfer, downgrade with pay protection, or any other term of employment.
6.8Plan is Unfunded. This Plan is intended to be an unfunded employee welfare benefit plan, as defined in Section 3(1), Subtitle A of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”) for the purpose of providing benefits for a select group of management or highly compensated employees.
SECTION 7.CLAIMS PROCEDURE
7.1Claim Procedure. Any person who believes that he or she is being denied a benefit to which he or she is entitled (“Claimant”) may file a request for such benefit in accordance with procedures established by the Committee, explaining the basis for the claim. Notwithstanding anything in the Plan to the contrary, a claim must be filed within one year from the date such claim first accrues or the Claimant will be forever barred from pursuing such claim. A claim will be considered to have accrued on the later of (1) the date the Claimant’s first receives payment of a benefit under the Plan or (2) the date the employee terminated employment from the Mondelēz Group.
(a)Claim Decision. Once a claim has been received, the Claimant will be advised that a reply will be provided within a reasonable period of time, but not later than 90 days. However, the reply period may be extended for an additional 90 days for reasonable cause. If the reply period is extended, the Claimant will be advised in writing during the initial 90-day period indicating the special circumstances requiring an extension and the date by which the benefit determination is expected to be rendered. If the claim is denied in whole or in part, a written opinion will be rendered, using language calculated to be understood by the Claimant, explaining:
(i)the specific reason or reasons for the denial;
(ii)the specific references to pertinent Plan provisions on which the denial is based;
(iii)a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation as to why such material or such information is necessary;
(iv)appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review; and
(v)the time limits for requesting a review of the denial and for the actual review of the denial.
(b)Request For Review. Within 60 days after the Claimant has received the written opinion described above, the Claimant may request in writing that the Committee review the prior determination. The Claimant or his or her duly authorized representative may submit written comments, documents, records or other information relating to the denied claim, which such information will be considered in the review under this paragraph without regard to whether such information was submitted or considered in the initial benefit determination. The Claimant or his or her duly authorized representative will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (1) was relied upon in making the initial claims decision, (2) was submitted, considered or generated in the course of the initial claims decision, without regard to whether such instrument was actually relied upon in making the decision or (3) demonstrates compliance with the administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants. If the Claimant does not request a review of the initial determination within such 60-day period, he or she will be barred and estopped from challenging such determination.
(c)Review On Appeal. Within a reasonable period of time, and not later than 60 days, after the Committee has received a request for review, it will review the prior determination. If special circumstances require that the 60-day time period be extended, the Committee will notify the Claimant within the initial 60-day period indicating the special circumstances requiring an extension and the date by which to expect a decision on review, which will be as soon as possible but not later than 120 days after receipt of the request for review. In the event that the determination period on review is extended due to a Claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review will not take into account the period beginning on the date on which notification of extension is sent to the Claimant and ending on the date on which the Claimant responds to the request for additional information. The Committee has discretionary authority to determine a Claimant’s eligibility for benefits and to interpret the terms of the Plan. Benefits under the Plan will be paid only if the Committee decides in its discretion that the Claimant is entitled to such benefits. The decision of the Committee is final and non-reviewable, unless found to be arbitrary and capricious by a court of competent review. Such decision will be binding upon the Employer and the Claimant. If an adverse benefit determination on review is made, a written opinion, using language calculated to be understood by the Claimant, will be rendered explaining:
(i)the specific reason or reasons for the denial;
(ii)the specific references to pertinent Plan provisions on which the denial is based;
(iii)a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (1) was relied upon in making the decision, (2) was submitted, considered or generated in the course of making the decision, without regard to whether such instrument was actually relied upon in making the decision, or (3) demonstrates compliance with the administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents, and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants; and
(iv)a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following the adverse benefit determination on such review.
7.2Time Limitation. The Claimant may not bring an action at law or in equity to recover under the Plan until 60 days after the Claimant has received the written decision regarding the Claimant’s request for review under the claims procedure. Further, the Claimant may not bring any action at all unless it is filed within two years following Claimant’s receipt of the written decision by the final claims reviewer under the claims procedure.
7.3Venue for Litigation. In light of the fact that the Company is headquartered in Chicago, Illinois and the Company’s establishment and maintenance of, and the Committee’s administration of, this Plan in Illinois, any cause of action brought by a Claimant, employee, Participant, former employee, former Participant or any beneficiary of such an individual involving benefits under the Plan must be filed and conducted exclusively in the federal courts in the Northern District of Illinois.
SECTION 8.LEGAL PROCESS
8.1Service of Process. The agent on whom legal process for a suit should be served is:
Secretary of the Corporation
Mondelēz International, Inc.
905 West Fulton Street, Suite 200
Chicago, Illinois 60607
8.2Applicable State Law. To the extent that State law does not preempt ERISA or any other Federal laws, this Plan will be administered, construed and enforced according to the laws of the State of Illinois.
SECTION 9.COORDINATION WITH CODE SECTION 409A
The Plan is intended to provide benefits that are exempt from or otherwise compliant with Code Section 409A, and the Plan is to be interpreted and administered in a manner consistent with this intent. Each payment made under the Plan shall be deemed to be a separate payment for purposes of Code Section 409A. Accordingly, notwithstanding any provision of the Plan to the contrary:
(a)Severance pay will be provided under the Plan solely in the event of a Participant’s involuntary separation from service (within the meaning of Treas. Reg. §1.409A-1(n)).
(b)In the event that the Plan is subject to Code Section 409A and if the sixty (60) day period during which a payment may be made to a Participant following the return of the Participant’s completed Release spans two calendar years, the payment will be made in the later calendar year.

(c)Any reimbursements required to be made to a Participant that is not excepted from Code Section 409A shall be made to the Participant no later than the end of the Participant’s taxable year following the taxable year during which the expense being reimbursed was incurred. The maximum amount of any such reimbursements provided to a Participant in any calendar year shall not be increased or decreased to reflect the amount of such reimbursements provided in a prior or subsequent calendar year.
(d)If the Participant is a “specified employee” within the meaning of Section 409A of the Code, then to the extent required under Section 409A of the Code, (i) any payments described in Section 5 that the Company determines constitute the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, shall be delayed and become payable within five days after the six-month anniversary of the Participant’s termination of employment and (ii) any benefits provided under Section 5 that the Company determines constitute the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, shall be provided at the Participant’s sole cost during the six-month period after the date of the Participant’s termination of employment, and within five days after the expiration of such six-month period the Company shall reimburse the Participant for the portion of such costs payable by the Company pursuant to Section 5.
SECTION 10.CHANGE IN CONTROL PROVISIONS
10.1Application. In the event of a Change in Control, no severance benefits shall be provided under this Plan if the Participant is eligible to receive any benefits under the Mondelēz International, Inc. Change in Control Plan for Key Executives, Mondelēz International, Inc. Change in Control Plan for Other Executives, or Mondelēz International, Inc. Change in Control Plan for U.S. Non-Executive Salaried Employees.
Executed effective as of the Effective Date.

MONDELĒZ INTERNATIONAL, INC.

By:
Title: Executive Vice President and Chief People Officer